CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the heading “Other Service Providers” in this Combined Proxy Statement and Prospectus, filed on Form N-14, regarding the reorganization of Dhandho Junoon ETF, a series of Elevation ETF Trust, into Dhandho Junoon ETF, a series of Cambria ETF Trust.

/s/ Cohen & Company, Ltd.
Cleveland, Ohio
October 4, 2016